As filed with the Securities and Exchange Commission on November 3, 2008

Registration No. 333-38858

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

AXT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-3031310
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4281 Technology Drive

Fremont, California  94538

(Address of principal executive offices) (Zip code)

1997 Stock Option Plan,

1998 Employee Stock Purchase Plan and

Individual Option Agreements Granted Under the Lyte Optronics 1998 Stock Option Plan

and Assumed by AXT, Inc.

(Full title of the plan)

Philip C.S. Yin
Chairman of the Board
and Chief Executive Officer
AXT, Inc.
4281 Technology Drive

Fremont, California  94538

(Name and address of agent for service)

Telephone number, including area code, of agent for service:  (510) 683-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (do not check if a smaller reporting company) ☐	Smaller reporting company ☐

DE-REGISTRATION OF SHARES AND NAME CHANGE

This Post-Effective Amendment No. 1 (the “Amendment”) to AXT, Inc.’s (the “Registrant”) Registration Statement on Form S-8, No. 333-38858, which was originally filed on June 8, 2000 (the “Registration Statement”), is filed to deregister 55,000 shares previously registered but not granted under the Registrant’s 1998 Employee Stock Purchase Plan (the “Purchase Plan”) and all remaining outstanding but unexercised options of the 101,501 options granted under the Lyte Optronics 1998 Stock Option Plan and assumed by the Registrant (the “Assumed Options”).

The Purchase Plan was suspended in February 2005.  Approximately 55,000 shares remained available for issuance under the Purchase Plan at the time of its suspension, and no further shares will be issued pursuant to the Purchase Plan.  All remaining outstanding Assumed Options have been terminated or cancelled.

The Registration Statement also registered shares subject to options granted under the AXT, Inc. 1997 Stock Option Plan (the “1997 Plan”).  Effective as of May 22, 2007, the Registrant adopted the AXT, Inc. 2007 Equity Incentive Plan (the “2007 Plan”), which is intended to be a restatement of its AXT, Inc. 1997 Stock Option Plan.  This Amendment is also filed to change the name of the AXT, Inc. 1997 Stock Option Plan to the 2007 Equity Incentive Plan.

Options to purchase 1,996,860 shares granted under the 1997 Plan, registered under this Registration Statement and Registration Statement No. 333-67297 and granted prior to the restatement of the 1997 Plan as the 2007 Plan, remain outstanding and have not yet been exercised.  Accordingly, the Registration Statement will remain in effect solely to cover the potential exercise of these outstanding options granted under the 1997 Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on October 31, 2008.

AXT, INC.

By:	/S/ PHILIP C.S. YIN
Philip C.S. Yin
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/S/ PHILIP C.S. YIN	Chairman of the Board and	October 31, 2008
Philip C.S. Yin	Chief Executive Officer
(Principal Executive Officer)

/S/ WILSON W. CHEUNG	Chief Financial Officer and	October 31, 2008
Wilson W. Cheung	Corporate Secretary
(Principal Financial and Accounting Officer)

/S/ JESSE CHEN	Director	October 31, 2008
Jesse Chen

/S/ DAVID C. CHANG	Director	October 31, 2008
David C. Chang

/S/ LEONARD J. LEBLANC	Director	October 31, 2008
Leonard J. LeBlanc

/S/ MORRIS S. YOUNG	Director	October 31, 2008
Morris S. Young

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